Exhibit 107

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of the related offerings is $5,436,500,000 (comprised of $1,630,950,000 of the Euro Floating Rate Senior Registered Notes Due 2027, $1,630,950,000 of the Euro Fixed/Floating Rate Senior Registered Notes Due 2030 and $2,174,600,000 of the Euro Fixed/Floating Rate Senior Registered Notes Due 2035). The U.S. dollar equivalent of the aggregate amount offered has been calculated using an exchange rate of $1.0873 per Euro 1.00 as of March 18, 2024.